Exhibit 99.1

Microbot Medical’s Proprietary LIBERTY® Robotic System Receives Third Patent Allowance in Israel

Pace of Jurisdictional Allowances Parallels Pre-Clinical and Regulatory Progress

HINGHAM, Mass., December 8, 2022 – Microbot Medical Inc. (Nasdaq: MBOT) continues to strengthen its intellectual property (IP) portfolio, while advancing and securing its global commercialization strategy. It has been granted a third patent in Israel for the LIBERTY® Robotic System, covering the core capabilities of the system, such as a compact robotic device for driving movement of two or more surgical devices and having motors and actuation assemblies encased within the same volume.

“The expansion of our intellectual property portfolio remains a critically important strategic objective, and this latest allowance represents the 10th global patent for the LIBERTY Robotic System to secure a competitive advantage in key markets,” commented Harel Gadot, Chairman, President, and CEO. “We’ve made significant progress towards the regulatory approval, and commercialization of the system, and will continue to secure additional patents to ensure our hard work is protected.”

About Microbot Medical

Microbot Medical Inc. (NASDAQ: MBOT) is a pre-clinical medical device company that specializes in transformational micro-robotic technologies, focused primarily on both natural and artificial lumens within the human body. Microbot’s current proprietary technological platforms provide the foundation for the development of a Multi Generation Pipeline Portfolio (MGPP).

Microbot Medical was founded in 2010 by Harel Gadot, Prof. Moshe Shoham, and Yossi Bornstein with the goals of improving clinical outcomes for patients and increasing accessibility through the use of micro-robotic technologies. Further information about Microbot Medical is available at http://www.microbotmedical.com.

Safe Harbor

Statements to future financial and/or operating results, future growth in research, technology, clinical development, and potential opportunities for Microbot Medical Inc. and its subsidiaries, along with other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the Federal securities laws. Any statements that are not historical fact (including, but not limited to statements that contain words such as “will,” “believes,” “plans,” “anticipates,” “expects” and “estimates”) should also be considered to be forward-looking statements. Forward-looking statements involve risks and uncertainties, including, without limitation, market conditions, risks inherent in the development and/or commercialization of potential products, including LIBERTY and the One & DoneTM technologies, the outcome of its studies to evaluate LIBERTY, the One & DoneTM technologies and other existing and future technologies, any failure or inability to recruit physicians and clinicians to serve as primary investigators to conduct regulatory studies which could adversely affect or delay such studies, uncertainty in the results of pre-clinical studies and clinical trials or regulatory pathways and regulatory approvals, uncertainty resulting from the COVID-19 pandemic, need and ability to obtain future capital, and maintenance of intellectual property rights. Additional information on risks facing Microbot Medical can be found under the heading “Risk Factors” in Microbot Medical’s periodic reports filed with the Securities and Exchange Commission (SEC), which are available on the SEC’s web site at www.sec.gov. Microbot Medical disclaims any intent or obligation to update these forward-looking statements, except as required by law.

Investor Contact:

Michael Polyviou

EVC Group

mpolyviou@evcgroup.com

732-933-2754